UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2025

Magnachip Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Magnachip Semiconductor, Ltd.

15F, 76 Jikji-daero 436beon-gil, Heungdeok-gu

Cheongju-si, Chungcheongbuk-do, 28581, Republic of Korea

(Address of principal executive offices)

Not Applicable

(Zip Code)

+82 (2) 6903-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Pursuant to a letter agreement (the “Kim Letter Agreement”) entered into as of April 28, 2025, Young-Joon (YJ) Kim, the Company’s Chief Executive Officer (“CEO”), agreed to reduce his annual base salary by 20% (the “CEO Salary Reduction”), effective beginning April 1, 2025. The CEO Salary Reduction will remain in effect until such time as the “operating income” line on the consolidated financial statements of the Company is greater than zero for any two consecutive fiscal quarters. Upon achieving such result, Mr. Kim’s annual base salary will return to the amount immediately prior to the reduction (the “CEO Original Base Salary”), effective as of the first day of the fiscal quarter immediately following such two consecutive fiscal quarters. Upon the occurrence of a change of control (regardless of whether accompanied by termination), Mr. Kim’s annual base salary will immediately return to the CEO Original Base Salary. Furthermore, the CEO Original Base Salary will be used for the calculation of (a) any statutory severance or pension benefits that Mr. Kim may be entitled to receive, (b) cash severance payments that he may be entitled to receive pursuant to his employment agreement and (c) the annual cash bonus, if any.

Effective as of April 28, 2025, the Company entered into an Amended and Restated Executive Service Agreement with Shin Young Park, the Company’s Chief Financial Officer (“CFO”) (the “Amended and Restated Park Service Agreement”). The Amended and Restated Park Service Agreement increases Ms. Park’s annual base salary from $350,000 to $360,000 effective as of April 1, 2025 and confirms her current annual cash bonus opportunity of 75% of her annual base salary. Additionally, the Amended and Restated Park Service Agreement confirms that, if Ms. Park’s engagement is terminated without cause or Ms. Park terminates her engagement with good reason, in each case, either (x) during a period of time when the Company is party to a definitive corporate transaction agreement, the consummation of which would result in a change in control, or (y) within 18 months following a change in control, and the date of such termination occurs after June 30 of the calendar year of such termination, then Ms. Park’s severance amount shall include an additional amount equal to an additional month of base salary for each month that has passed since July 1 through such date of termination. The Amended and Restated Park Service Agreement also confirms her agreement to the clawback provisions set forth in the Company’s current Compensation Recovery Policy.

Similar to the CEO Salary Reduction described above and immediately after the execution of the Amended and Restated Park Service Agreement, pursuant to a letter agreement (the “Park Letter Agreement”) entered into as of April 28, 2025, Ms. Park agreed to reduce her annual base salary by 10% (the “CFO Salary Reduction”), effective beginning April 1, 2025. The CFO Salary Reduction will remain in effect until such time as the “operating income” line on the consolidated financial statements of the Company is greater than zero for any two consecutive fiscal quarters. Upon achieving such result, Ms. Park’s annual base salary will return to the amount immediately prior to the reduction (the “CFO Original Base Salary”), effective as of the first day of the fiscal quarter immediately following such two consecutive fiscal quarters. Upon the occurrence of a change of control (regardless of whether accompanied by termination), Ms. Park’s annual base salary will immediately return to the CFO Original Base Salary. Furthermore, the CFO Original Base Salary will be used for the calculation of (a) any statutory severance or pension benefits that Ms. Park may be entitled to receive, (b) cash severance payments that she may be entitled to receive pursuant to the Amended and Restated Park Service Agreement and (c) the annual cash bonus, if any.

The foregoing descriptions of the Kim Letter Agreement, the Amended and Restated Park Service Agreement and the Park Letter Agreement are qualified in their entirety by reference to the full text of such agreements, which the Company expects to file with its next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2025	MAGNACHIP SEMICONDUCTOR CORPORATION

	By:	/s/ Theodore Kim
	Name:	Theodore Kim
	Title:	Chief Compliance Officer, General Counsel and Secretary